Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into and dated as of September 30, 2008 by and between William D. Suh, residing at [address on file with the Company] (“Executive”), and Asian Financial, Inc., a Wyoming corporation (the “Company”), and shall be effective as of October 1, 2008.

NOW, THEREFORE, IN CONSIDERATION of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable consideration, the parties hereby agree as follows:

1.  Duties and Scope of Employment.

1.1  The Company hereby agrees to the employment of Executive in the capacity of Chief Financial Officer of the Company and its subsidiaries, and Executive hereby accepts such continued employment on the terms and conditions contained in this Agreement, for the initial period beginning on October 1, 2008 and continuing until October 2, 2013 (the “Initial Term”) unless earlier terminated in accordance with Section 3 of this Agreement. Following the Initial Term, the employment relationship continued pursuant to this Agreement may, by express agreement, be renewed annually and, if so renewed, will be terminable by either party in accordance with Section 3 of this Agreement. Following expiration of the Initial Term and all subsequent renewal periods, if any, Executive’s employment with the Company will be “at-will” and either Executive or the Company may terminate Executive’s employment with the Company in writing to the other party for any reason or for no reason, at any time.

1.2 Executive shall be employed on a full time basis, shall report to the Chief Executive Officer, shall devote his full business efforts and time to the Company and its subsidiaries, and shall have such reasonable, usual and customary duties of such office and title as may be delegated to Executive from time to time by the Company’s Board of Directors. Executive shall have those responsibilities normally discharged by persons in his position in a U.S. public company, including but not limited to the general supervision and oversight of the financial recordkeeping and reporting of the Company as well as the responsibilities listed in Exhibit A which is attached hereto.

1.3 Executive agrees to the best of his ability and experience that he will at all times fully and faithfully perform all of the duties and obligations required of and from Executive, consistent and commensurate with Executive’s position, pursuant to the terms hereof. During the term of Executive’s employment relationship with the Company, Executive will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company or its subsidiaries. Nothing in this Agreement will prevent Executive from (i) making personal investments in, and sitting on the board of directors or board of advisors of, businesses that are not competitive with the business of the Company or its subsidiaries, (ii) accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or (iii) from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange or the Nasdaq Stock Market; provided, that, such activities listed in (i) through (iii) do not materially interfere with Executive’s obligations to the Company and its subsidiaries as described above. Executive will comply with and be bound by the Company’s operating policies, procedures and practices as provided in writing to Executive from time to time and in effect during the term of Executive’s employment.

1.4 Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employers.

1.5 Executive acknowledges that the nature of his responsibilities may require domestic and international travel from time to time.

2. Compensation and Benefits.

2.1 As of the Effective Date, Executive shall receive a monthly base salary of the RMB equivalent of US$16,000, which is equivalent to the RMB equivalent of US$192,000 on an annualized basis, less payroll deductions and all required withholdings. Executive’s monthly base salary will be payable pursuant to the Company’s normal payroll practices, will be reviewed on an annual basis by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and may be increased during the Initial Term on each anniversary of the effective date of this Agreement, at the discretion of the Compensation Committee. Notwithstanding the foregoing, Executive’s monthly salary may be allocated among and payable by the Company or its subsidiaries in such amounts as are determined by the Company’s Board of Directors.

2.2  The Company shall pay to Executive such bonuses as may be determined from time to time in the sole discretion of the Compensation Committee. The amount of annual bonus payable to Executive shall vary in the discretion of the Compensation Committee. In determining the annual bonus to be paid to Executive, the Compensation Committee may consider all factors deemed relevant and appropriate.

2.3  During his employment, Executive shall be entitled to such insurance and other benefits including, among others, medical and disability coverage and life insurance as are afforded to other senior executives of the Company, subject to applicable waiting periods and other conditions and to applicable law.

2.4 During his employment, Executive will be eligible for four weeks vacation each year, which vacation shall accrue ratably over each calendar year and pro-rata during any partial year of employment, subject to a maximum accrual at any time of eight weeks of vacation.

2.5 During his employment, Executive shall be eligible to participate in any employee benefit plans maintained by the Company for other executive officers, subject in each case to the generally applicable terms and conditions of the plan in question, the determinations of any person or committee administering such plan, and any applicable law.

2.6 During his employment, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

2.7 The Company shall issue to Executive on the effective date of the Company’s public offering and listing (the “Public Offering”) of its shares of common stock on the Nasdaq Stock Market’s Global Market or Global Select Market, the New York Stock Exchange or another comparable national stock exchange or marketplace approved by the Board of Directors of the Company, an option (the “Option”) to purchase 100,000 shares of the Company's common stock at the Public Offering price pursuant to the terms of the Company’s standard form of stock option agreement (the “Stock Option Agreement”). The Option will vest and become exercisable in installments as provided below, which shall be cumulative. To the extent that the Option has become vested with respect to a percentage of the Option, it may thereafter be exercised by Executive, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein. A quarter (25%) of the Option shall vest and become exercisable on October 1, 2010, and the remainder shall vest in thirty-six (36) equal monthly installments beginning November 1, 2010 and on each 1st of the month thereafter, with the last monthly installment vesting and becoming exercisable on October 1, 2013; provided, however, that the option shall cease to vest if Executive is terminated as an employee of the Company for any reason. In the event of any conflict between the terms of this Section 2.7 and the terms of the Stock Option Agreement, the provisions of the Stock Option Agreement shall control.

3. Termination of Employment.

3.1 If Executive’s employment terminates for any reason, Executive shall not be entitled to any severance payments, benefits, damages award or compensation other than as specified in this Agreement.

3.2 During the Initial Term and any annual renewal period, the employment relationship may be terminated as follows: (i) by Executive for any reason or for Good Reason (as defined in Section 3.6 below), upon at least thirty (30) days’ written notice to the Company, effective as of the date set forth in such notice or such earlier date determined by the Company following such notice, and subject to Section 3.3 below; (ii) by the Company without Cause (as defined in Section 3.5 below), upon at least thirty (30) days’ written notice to Executive, effective as of the date set forth in such notice or such earlier date determined by Executive following such notice, and subject to Section 3.3 and Section 3.4 below; (iii) by the Company for Cause with immediate effect, and subject to Section 3.3 below; and (iv) upon Executive’s death or Disability (as defined in Section 3.7 below) with immediate effect, and subject to Section 3.3 below.

3.3  If Executive’s employment terminates for any reason at any time, including but not limited to Executive’s voluntary election to terminate his employment with or without Good Reason, termination by the Company with or without Cause, or upon Executive’s death or Disability, Executive (or Executive’s estate in the case of death) will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment, and shall be entitled to all accrued benefits and to any additional benefits pursuant to Company plans or policies in effect at the time of termination or as required by law, less all required withholdings. Such payments shall be paid within ten (10) business days of the effective date of termination. Executive shall be entitled to the Severance Benefit (as defined in Section 3.4) in the event of termination of his employment only as provided in Section 3.4 below.

3.4 In the event that the Company terminates Executive’s employment without Cause during the Initial Term or any annual renewal term, the Company shall, in addition to the payments and benefits provided for in Section 3.3, provide to Executive an amount equal to the base salary that Executive would otherwise receive from the Company during the period of six (6) months preceding the termination of employment (the “Severance Benefit”). In the Company’s sole discretion, the Severance Benefit may be paid by the Company in a lump sum payment within ten (10) business days of the termination of employment, or may be paid in six (6) monthly installments beginning on the last day of the month following the termination of employment. Such Severance Benefit shall constitute liquidated damages for early termination of this Agreement and will be in lieu of any compensation, damages or remedy that Executive would otherwise be entitled to receive. Such Severance Benefit is, further, conditioned on Executive’s full and faithful compliance with the covenants contained in Section 4 of this Agreement and the Confidentiality Agreement as therein defined. If Executive fails to comply in any way with such covenants, Executive will immediately forfeit any rights to, and the Company shall immediately be relieved of any obligation to provide, any further payments of the Severance Benefit and shall, at the sole discretion of the Company, reimburse the Company for any Severance Benefits previously paid, within ten (10) days after delivery to Executive of a demand therefor. The forfeiture of benefits set forth in this Section 3.4 shall be in addition to any of remedies at law or equity that the Company would otherwise have.

3.5 For purposes of this Agreement, “Cause” for Executive’s termination will exist at any time after the happening of one or more of the following events:

(a) Executive’s continued failure to substantially perform Executive’s duties, including Executive’s refusal to comply in any material respect with the legal directives of the Board of Directors so long as such directives are not inconsistent with Executive’s position and duties, and such refusal to comply is not remedied within ten (10) working days after written notice from the Board of Directors, which written notice shall state that failure to remedy such conduct may result in termination for Cause;

(b) Executive’s dishonest or fraudulent conduct, or deliberate attempt to do an injury to the Company or any of its subsidiaries, or conduct that materially discredits the Company or any of its subsidiaries or is materially detrimental to the reputation of the Company or any of its subsidiaries, including conviction of a felony; or

(c) Executive’s breach of any element of the Confidentiality Agreement (as defined in Section 4 below), including without limitation, Executive’s theft or other misappropriation of proprietary information of the Company or any of its subsidiaries.

3.6 For purposes of this Agreement, “Good Reason” for Executive to terminate his employment shall exist if Executive voluntarily resigns within after having provided the Company with written notice of any of the following circumstances within thirty (30) days of the initial existence of any of the following circumstances:

(a) a material reduction in Executive’s job position or responsibilities to a position or to responsibilities substantially lower than the position and responsibilities assigned to Executive upon commencement of the employment relationship pursuant to this Agreement which has not been cured by the Company within thirty (30) calendar days after notice of such occurrence is given by Executive to the Company; or

(b) a failure by the Company to comply with any provision of Section 2 of this Agreement which has not been cured within thirty (30) calendar days after notice of such noncompliance has been given by Executive to the Company or if such failure is not capable of being cured in such time, a cure shall not have been diligently initiated by the Company within such thirty (30) calendar day period.

3.7 “Disability” as used herein means Executive’s inability to discharge a material portion of his responsibilities as set forth in Section 1 on account of a physical or mental disability for either four (4) consecutive months or six (6) non-consecutive months during a 12-month period. A termination of Executive’s employment due to Disability will exist upon Executive’s Disability and the Company’s election to terminate Executive’s employment.

4. Protection of Confidential Information; Non-Competition.

4.1 Executive shall sign a Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) attached hereto as Exhibit B. Executive hereby represents and warrants to the Company that he has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement, which are incorporated by reference herein. Executive further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with the Company.

4.2 Executive hereby agrees that he shall not, during his employment with the Company and for a period of twelve (12) months following the termination of his employment with the Company for any reason, whether with or without cause, do any of the following, either directly or indirectly, without the prior written consent of the Board of Directors:

(a) carry on any business or activity (whether directly or indirectly, as a partner, shareholder, principal, agent, director, affiliate, employee or consultant) in any parts of the People’s Republic of China where the Company or any of its subsidiaries conduct their business, which is directly competitive with the business conducted by the Company or any of its subsidiaries (as conducted now or as those businesses come to be conducted during the term of Executive’s employment), where Executive’s performance of such business or activity has caused, or would or might cause, Executive to disclose, base judgments on or use any Confidential Information (as defined in the Confidentiality Agreement) acquired during or in the course of Executive’s employment with the Company or impair customer, vendor or business partner relations or the Company’s goodwill, or otherwise cause special harm to the Company;

(b) attempt to negatively influence any of the Company’s and its subsidiaries’ clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company and its subsidiaries;

(c) solicit, induce, recruit, encourage, take away or influence or attempt to influence any person employed by or a consultant to the Company or any of its subsidiaries to terminate or otherwise cease his employment or consulting relationship with the Company or any of its subsidiaries or become an employee of any competitor of the Company or its subsidiaries; and

(d) engage in any other activities that conflict with those obligations of Executive to the Company and its subsidiaries that survive the termination of this Agreement or Executive’s employment with the Company.

Executive agrees that breach of this Section 4.2 will cause substantial injury to the Company for which money damages will not provide an adequate remedy, and Executive agrees that the Company shall have the right to obtain injunctive relief, including the right to have this Section 4.2 specifically enforced by any court having equity jurisdiction, in addition to, and not in limitation of, any other remedies available to the Company under applicable law.

The restrictions in Section 4.2(a) to (d) are regarded by the Company and Executive as fair and reasonable, and the Company and Executive hereby expressly confirm, declare and represent to each other that they are so regarded by them. However, it is hereby declared that each of the restrictions in this Section 4.2 is intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording were to be deleted or the range of activities or businesses were to be reduced in scope, such restriction will apply with so much of the wording deleted or modified as may be necessary to make it valid.

5.  Successors.

5.1 This Agreement shall be binding upon any successor (whether direct of indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets, which becomes bound by this Agreement.

5.2 This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.  Indemnification.  The Company will indemnify and defend Executive to the maximum extent permitted by law, provided Executive enters into the Company’s standard form of Indemnification Agreement giving him such protection. Pursuant to the Indemnification Agreement, the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law.

7.  Miscellaneous Provisions.

7.1  All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when transmitted by electronic means, or when mailed first class postage prepared, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 7.1. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

If to Executive:

William D. Suh
[address and phone numbers on file with the Company]

If to the Company:

Asian Financial, Inc.
No. 3 Jinyuan Road
Daxing Industrial Development Zone
Beijing 102600
People’s Republic of China
Attention:  Wenhua Guo
 Chief Executive Officer
Tel: +8610-6021-2222
Fax: +8610-6021-2164

7.2  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. In addition, to the extent that this Agreement and the benefits it provides are or become subject to Internal Revenue Code Section 409A(a)(1), Executive and the Company agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A of the Code; provided, however, that Executive and the Company agree that any such amendment shall not (i) materially increase the cost to, or liability of, the Company with respect to any payments under this Agreement, or (ii) materially decrease the value of benefits provided to Executive under this Agreement.

7.3  No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement or the Confidentiality Agreement have been made or entered into by either party with respect to the subject matter of this Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

7.4  All payments made under this Agreement shall be subject to reduction to reflect taxes of other charges required to be withheld by law.

7.5 The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made to be performed entirely within the State of New York, without giving effect to the principles of conflicts of law thereunder.

7.6  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

7.7  This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

7.8  Except as provided below, any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Hong Kong in accordance with the rules of the Hong Kong International Arbitration Centre by one arbitrator appointed in accordance with said rules. Executive and the Company shall split the cost of the arbitration filing and hearing fees and the cost of the arbitrator. The arbitrator will award attorneys fees to the prevailing party. The arbitrator shall apply New York law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 7.8 shall not apply to a proceeding for equitable relief arising from any dispute or claim relating to the Confidentiality Agreement or Section 4.2 of this Agreement.

7.9 The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

7.10 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY”		“EXECUTIVE”

Asian Financial, Inc.		William D. Suh

By:	/s/ Wenhua Guo	By:	/s/ William D. Suh
Name:	Wenhua Guo

Title:	Chairman of the Board
Chief Executive Officer

EXHIBIT A

RESPONSIBILITIES OF CHIEF FINANCIAL OFFICER

(1)
Ensure the completeness, timeliness and accuracy of the information disclosure of the Company and its subsidiaries under US securities laws as well as give explanations on the information regarding the business operation.

(2)
Undertake the forecasting and analysis of the Company’s overall economic efficiency; furnish timely reports on the status of financial targets, e.g., profit earnings, to chief executive officer and chief operating officer; and review profit distribution and loss remedy plans.

(3)	Prepare and review quarterly, interim and annual reports and file them with the U.S. Securities and Exchange Commission.

(4)	Review annual financial budget, audit report and final accounts of the Company.

(5)
Provide reasonable proposals on and participate in the strategizing and execution of the Company’s operation, including but not limited to capital operation, securities, financing and merger and acquisition as well as be responsible for the cash management and arrangement within or outside the Company.

(6)	Be responsible for the tax planning scheme for the Company and its subsidiaries and deal with the tax-related issues.

(7)
Lead the internal financial accounting and management of the Company and supervise and improve the internal accounting management system; and liaise with and manage relationship with external auditors.

(8)
Organize the relevant divisions in the Company to conduct economic analysis for the purpose of reducing the cost and expenditure and increasing income; prepare and review cost-control measures and supervise the implementation of the same.

(9)	Participate in strategic development plans and the negotiation and execution of material contracts.

(10)	Undertake compliance review according to the financial regulations, policies and board resolutions.

(11)	Collect and classify information relevant to corporate management/financial data release and internal control of the Company and deliver such information to the relevant personnel.

(12)	Manage the Company’s relationship with the financial and investment community and furnish timely reports regarding the same to the Chief Executive Officer of the Company.

EXHIBIT B

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

This Information and Invention Assignment Agreement (this “Agreement”), is entered into and dated as of September 30, 2008 by and between Asian Financial, Inc., a Wyoming corporation (the “Company”), and William D. Suh, residing at [address on file with the Company], the Chief Financial Officer of the Company (“I,” “me,” “my,” or “Executive”).

On even date herewith, the Company and I entered into that certain Employment Agreement (the “Employment Agreement”). I recognize and acknowledge that the Company would not have entered into the Employment Agreement but for my commitment to the agreements and covenants contained in this Agreement. Accordingly, in consideration of my retention by the Company and its acceptance of the Employment Agreement, the sufficiency of which I expressly acknowledge, the Company and I, intending to be legally bound, agree as follows:

1. Employment or Consulting Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or in the duration of my employment with, the Company under the Employment Agreement or under applicable law. Any employment relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2.  Duties. I will perform for the Company and its subsidiaries such duties as may be designated by the Company from time to time. During the Relationship, I agree to the best of my ability and experience that I will at all times fully and faithfully perform all of the duties and obligations required of and from me, consistent and commensurate with my position. I will devote my best efforts to the interests of the Company and its subsidiaries and will not engage in other employment or in any activities detrimental to the best interests of the Company and its subsidiaries without the prior written consent of the Company.

3. Confidential Information.

(a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company and its subsidiaries which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company and its subsidiaries on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company and its subsidiaries either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s and its subsidiaries’ business which is either information not known by actual or potential competitors of the Company and its subsidiaries or other third parties not under confidentiality obligations to the Company and its subsidiaries, or is otherwise proprietary information of the Company and its subsidiaries or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items, which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Prior Obligations. I represent that my performance of all terms of this Agreement as an officer of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company and its subsidiaries or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I will not induce the Company and its subsidiaries to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party.

(c) Third Party Information. I recognize that the Company and its subsidiaries have received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s and its subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company and its subsidiaries consistent with the Company’s and its subsidiaries’ agreement with such third party.

4. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit (i), a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s and its subsidiaries’ proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product or its subsidiaries product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

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(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of my Relationship with the Company (collectively referred to as “Inventions”). I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee).

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to the Company at the time of termination of my Relationship with the Company as provided for in Section 5.

(d) Patent and Copyright Rights. I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

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5. Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of my Relationship with the Company, whether by me or the Company and for whatever reason or circumstance, I will promptly deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns, or any other documents of whatever kind or nature that contain Confidential Information, including electronically stored information that is maintained on any medium or storage of electronic data, including a personal computer, laptop, personal data assistant or any like or similar device that may now, or in the future come to exist. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit (ii); however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

6.  Notification to Other Parties.

(a) Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b) Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

7. Solicitation of Employees, Consultants and Other Parties. I hereby agree that I will not, during the term of my Relationship with the Company and for a period of twelve (12) months following the termination of my employment with the Company for any reason, whether with or without cause, do any of the following, either directly or indirectly, without the prior written consent of the Board of Directors:

(a) attempt to negatively influence any of the Company’s and its subsidiaries’ clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company and its subsidiaries; and

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(b) solicit, induce, recruit, encourage, take away or influence or attempt to influence any person employed by or a consultant to the Company or any of its subsidiaries to terminate or otherwise cease his employment or consulting relationship with the Company or any of its subsidiaries or become an employee of any competitor of the Company or its subsidiaries.

8. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

9. Miscellaneous Provisions.

(a) Notice. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when transmitted by electronic means, or when mailed first class postage prepared, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 9(a). All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

If to Executive:

William D. Suh
[address and phone numbers on file with the Company]

If to the Company:

Asian Financial, Inc.
No. 3 Jinyuan Road
Daxing Industrial Development Zone
Beijing 102600
People’s Republic of China
Attention:  Wenhua Guo
 Chief Executive Officer
Tel: +8610-6021-2222
Fax: +8610-6021-2164

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(b) Amendment; Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by me and by an authorized officer of the Company (other than me). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Entire Agreement. No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement or the Employment Agreement have been made or entered into by either party with respect to the subject matter of this Agreement. This Agreement and the Employment Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d) Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made to be performed entirely within the State of New York, without giving effect to the principles of conflicts of law thereunder.

(e)  Consent to Jurisdiction. Except as limited by and subject to Section 7.8 of the Employment Agreement, any dispute, controversy, or claim arising out of or relating to (i) this Agreement, and its enforcement, interpretation, termination, applicability or validity or (ii) an alleged breach, default, or misrepresentation in connection with any of its provisions shall be tried only in the courts of Hong Kong. I understand and agree that by execution and delivery of this Agreement the parties accept for themselves, respectively, and in connection with their properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts for all such aforementioned disputes, and excluding any dispute subject to arbitration under Section 7.8 of the Employment Agreement, and waive any defense of forum non conveniens and irrevocably agree to be bound by any judgment rendered thereby in connection with this Agreement, in each respect to the maximum extent permitted by law.

(f)   Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect. The restrictions in Section 3 and Section 7 of this Exhibit B and the third and fourth paragraphs of Exhibit (ii) attached hereto are regarded by me and the Company as fair and reasonable, and the Company and I hereby expressly confirm, declare and represent to each other that they are so regarded by us. However, it is hereby declared that each of the restrictions including those restrictions grouped within one section or sub-section in Section 3 and Section 7 of this Exhibit B and the third and fourth paragraphs of Exhibit (ii) attached hereto is intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording were to be deleted or the range of activities or businesses were to be reduced in scope, such restriction will apply with so much of the wording deleted or modified as may be necessary to make it valid.

(g)  Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

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(h)  Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(i)  Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(j)  Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

(k) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(l) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

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The parties have executed this Agreement on the respective dates set forth below:

COMPANY:		EXECUTIVE:

ASIAN FINANCIAL, INC.		William D. Suh, an Individual:

By:	/s/ Wenhua Guo	/s/ William D. Suh
Name:	Wenhua Guo

Title:	Chairman of the Board
Chief Executive Officer
Date:	September 30, 2008	Date:	September 30, 2008

EXHIBIT (i)

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 4

Title	Date	Identifying Number or Brief Description

☒ No inventions or improvements

☐ Additional Sheets Attached

Signature of Executive:     /s/ William D. Suh

Print Name of Executive: William D. Suh

Date: September 30, 2008

EXHIBIT (ii)

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to the Asian Financial, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”), or any other documents of whatever kind or nature that contain Confidential Information, including electronically stored information that is maintained on any medium or storage of electronic data.

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement or other entity in competition with the business of the Company.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I hereby further agree that for a period of twelve (12) months from the date of this Certificate, I shall not either directly or indirectly, attempt to negatively influence any of the Company’s and its subsidiaries’ clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company and its subsidiaries. Further, I shall not solicit, induce, recruit, encourage, take away or influence or attempt to influence any person employed by or a consultant to the Company or any of its subsidiaries to terminate or otherwise cease his employment or consulting relationship with the Company or any of its subsidiaries or become an employee of any competitor of the Company or its subsidiaries.

Date:

(Executive’s Signature)

William D. Suh